Exhibit 5.1

WESTMORELAND COAL COMPANY
9540 South Maroon Circle, Suite 200, Englewood, CO 80112
Phone: (303) 922-6463

May 9, 2014

Westmoreland Coal Company
9540 South Maroon Circle, Suite 200
Englewood, CO 80112

Ladies and Gentlemen:

I am the General Counsel and Secretary of Westmoreland Coal Company, a Delaware corporation (the “Company”), and an attorney duly admitted to practice in the State of Colorado. I am familiar with the Company's Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale, from time to time, of up to 700,000 shares of common stock, $2.50 par value per share (collectively, the “Shares”), of the Company, contributed by the Company to the Westmoreland Retirement Plan Trust, The Kemmerer Coal Company Elkol-Sorensen Mine Pension Plan Trust and the Beulah & Savage Mines Hourly EES Pension Plan Trust (collectively, the “Trusts”).

I have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement, and such other documents relating to the Company as I have deemed material for the purposes of this opinion.

In examining the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic, or other copies, the authenticity of the originals of any such documents, and the legal capacity of all signatories to such documents.

I have further assumed that all necessary action will be taken, prior to the offer and sale of the Shares as described in the Registration Statement, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

I express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporate Law. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and I undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and by all necessary corporate action of the Company are validly issued, fully paid, and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares during the period in which the Registration Statement is effective. Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

I hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement referred to above and to the reference to my name under the caption "Legal Matters" in the prospectus included in the Registration Statement and in any prospectus supplements related thereto. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jennifer S. Grafton
Jennifer S. Grafton
General Counsel and Secretary